Exhibit 10.19
Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Asterisks denote omissions.

December 18, 2009
Ken Rice
Alseres Pharmaceuticals Inc.
239 South Street
Hopkinton, MA 01748
USA
RE: Amendment #10 to Altropane Agreement
Reference is made to the agreement between MDS Nordion, a division of MDS (Canada) Inc., and Alseres Pharmaceuticals Inc., (“ALSE”) dated the 9th day of August, 2000 as amended (the “Agreement”).
In consideration of $1.00 and other valuable consideration the sufficiency of which is hereby acknowledged, the parties desire to further amend the Agreement as follows:
1.	Section 3.4 of the Agreement is hereby amended and in its entirety shall read as follows:

“Nordion shall be responsible for, and bear the cost of, performing routine maintenance to the Facility required to maintain it in satisfactory operating condition as required by the current Specifications, Process and cGMPs, and all other applicable laws, regulations or orders.

The cost of repairs, preventive maintenance and service contracts for the Moveable Equipment and any non-routine maintenance activities to the Facility that may be required shall be borne by ALSE and paid in advance. Nordion shall provide the cost of such activity in writing to Alseres, and Alseres shall provide its consent to such activity within ten (10) business days of receipt of Nordion’s notice. During such period and until the activities are completed, Nordion may suspend its supply obligations under this Agreement. In the event Alseres does not provide its consent and provide payment in advance within the aforementioned ten (10) business day period, then Nordion may, notwithstanding anything to the contrary in this Agreement and in addition to any other remedy available, immediately terminate the Agreement upon written notice.”

2.	Section 5.1 of the Agreement is amended by adding the following to the end of the paragraph:

“Any Batches required by ALSE for Clinical Trials shall be provided by Nordion under the terms and conditions specified in the Agreement or as set out in Schedule G.”

3.	Schedule G is hereby added to the Agreement as follows:

“Schedule G
Batch description:
•	up to 20 shippable vials of 5 mCi Altropane, or

•	up to 12 shippable vials of 8 mCi Altropane

•	dose calibration is as at 15:00 PT the day after manufacture
Price per Batch and minimum purchase obligation:

	Price / Batch	Minimum purchase or
payment obligation
(Batches / month) per
calendar quarter
For Batches delivered during the period January 1 2010 to December 31 2010	$[**]	Q1 – [**] Q2 – [**] Q3 – [**] Q4 – [**]

For Batches delivered during the period January 1 2011 to December 31 2011 (if the renewal option is exercised by ALSE pursuant to Section 16.1)	$[**] increased by the percentage increase in the US Producer Price Index for Pharmaceutical Preparations for the 12 month period ending October 31 2010	Q1 – [**] Q2 – [**] Q3 – [**] Q4 – [**]
Notes:
•	Currency is United States Dollars

•	Point of delivery is Ex Works, Nordion’s facility in Vancouver, BC, Canada. Freight is prepaid by Nordion and charged to ALSE as incurred.

•	Payment terms are net 30 days from date of invoice; however Nordion reserves the right to require payment in advance.”
4.	Section 13.7 of the Agreement is amended by adding the following:
“Any Facility or Process changes or enhancements that are required due to new or changed regulatory requirements shall be borne by ALSE and paid in advance. Nordion shall provide the cost of such change or enhancement in writing to Alseres, and Alseres shall provide its consent to such change or enhancement within ten (10) business days of receipt of Nordion’s notice. During such period and until the change or enhancement are completed, Nordion may suspend its supply obligations under this Agreement. In the event Alseres does not provide its consent and provide payment in advance within the aforementioned ten (10) business day period, then Nordion may, notwithstanding anything to the contrary in this Agreement and in addition to any other remedy available, immediately terminate the Agreement upon written notice.”

5.	Section 16.1 of the Agreement is hereby amended and in its entirety shall read as follows:
“The term of the Agreement shall commence upon the Effective Date and unless terminated earlier pursuant to this Agreement, shall expire on December 31, 2010. ALSE shall have the option to extend the term by an additional one (1) year period to December 31, 2011 by providing written notice to Nordion to extend the term at least three (3) months prior to December 31, 2010.”

6.	Section 16.2 of the Agreement is hereby amended and in its entirety shall read as follows:
“ALSE may terminate this Agreement without cause on thirty (30) days prior written notice to Nordion provided that, in the event that ALSE exercises its right to terminate this Agreement under this Section 16.2, an exit fee equal to the following two (2) months minimum purchase obligation shall have been paid to Nordion. Upon such termination Nordion shall be entitled to retain all amounts paid by ALSE and ALSE shall pay to Nordion all amounts due and /or earned but not yet paid and Nordion shall return, at ALSE’s expense, the Moveable Equipment.”

7.	All other terms and conditions in the Agreement shall remain in full force and effect.

8.	This Amending Agreement shall be effective as of January 1, 2010.
If you agree with the foregoing, please execute this Amending Agreement in the space provided below and return one (1) executed original to the attention of the undersigned.
IN WITNESS WHEREOF the parties hereto have executed this Amending Agreement as of the 21st day of December 2009.

MDS Nordion, a division of MDS (Canada) Inc.	Alseres Pharmaceuticals Inc.

/s/ Chris Wagner Signature	/s/ Kenneth Rice Signature

Chris Wagner Name	Kenneth Rice Name

Sr. V.P., Sales & Marketing Title	EVP & CFO Title